Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com April 17, 2026

STATE STREET REPORTS FIRST QUARTER 2026 EPS OF $2.49; $2.84 EXCLUDING NOTABLE ITEMS
See note (a) below for a description of the presentation in this news release

RON O’HANLEY CHAIRMAN AND CHIEF EXECUTIVE OFFICER
$3.8B	TOTAL REVENUE, up 16% YoY

86BPS	TOTAL OPERATING LEVERAGE
“Our focus on being an essential partner to clients, supported by operational excellence and a diversified business model, enabled us to deliver a strong start to 2026 with growth underpinned by continued financial and strategic progress in the first quarter.”
O'Hanley added: “Reflecting that progress, we delivered record quarterly fee revenue, net interest income, and total revenue, generating meaningful year-over-year positive operating leverage and pre- tax margin expansion, excluding notable items. In a dynamic operating environment, the momentum across Investment Services, Investment Management, and Markets underscores the strength of our franchise.”
O'Hanley concluded: “Looking ahead, how the macro and geopolitical environment will evolve is uncertain. What we can control is how we run the firm—remaining disciplined, supporting our clients, and managing the company for resilience across a range of environments. We are encouraged by our momentum, appropriately mindful of risks, and confident in our ability to continue to grow and deliver even more as we move through the year.”

25.5%	PRE-TAX MARGIN

11.6%	ROE

17.6%	ROTCE(a)

Ex-notables(a):

616BPS	TOTAL OPERATING LEVERAGE

29.0%	PRE-TAX MARGIN

13.3%	ROE

20.1%	ROTCE(a)

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	1Q26	4Q25	1Q25	% QoQ		% YoY
Income statement:
Total fee revenue	$2,960	$2,862	$2,570	3%		15%
Net interest income	835	802	714	4		17
Other income	1	3	—	(67)		nm
Total revenue	3,796	3,667	3,284	4		16
Provision for credit losses	16	8	12	nm		33
Total expenses	2,811	2,741	2,450	3		15
Net income	764	747	644	2		19

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$2.49	$2.42	$2.04	3%		22%
Return on average common equity (ROE)	11.6%	11.3%	10.6%	0.3%	pts	1.0%	pts
Return on average tangible common equity (ROTCE)(1)	17.6	17.5	16.4	0.1%	pts	1.2%	pts
Pre-tax margin	25.5	25.0	25.0	0.5%	pts	0.5%	pts
AUC/A ($ billions)(2)	$54,515	$53,800	$46,733	1%		17%
AUM ($ billions)(2)	5,620	5,665	4,665	(1)		20

(1) Ex-notables and some other metrics (e.g., ROTCE, or return on average tangible common equity) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.
(2) As of quarter-end.
(a) Percentage changes noted reflect year-over-year 1Q comparisons, unless otherwise noted. See the "1Q26 Highlights" and "In This News Release" sections for a listing of notable items and further explanations of our disclosures in this news release. Ex-notables and some other metrics (e.g., ROTCE, or return on average tangible common equity) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.
Investor Contact: Elizabeth Lynn +1 617-664-3477          Media Contact: Mark LaVoie +1 508-314-2807

1Q26 HIGHLIGHTS
(All comparisons are to 1Q25, unless otherwise noted)
AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 17% to $54.5 trillion, mainly due to higher market levels, flows, and net new business
•Investment Management AUM as of quarter-end increased 20% to $5.6 trillion, mainly driven by higher market levels and net inflows
New business and strategy execution(a)
•New servicing wins in 1Q26
◦New servicing fee revenue wins: New servicing fee revenue wins of $56 million, primarily driven by back office and Alternatives, which includes private markets and hedge funds
◦AUC/A wins: New servicing AUC/A wins of $365 billion, with the majority from Asset Managers
•Future installations as of 1Q26
◦Servicing fee revenue: Quarter-end servicing fee revenue of $315 million to be installed in future periods
◦AUC/A: Quarter-end AUC/A of $2.7 trillion to be installed in future periods
•State Street Alpha®: 1 new mandate win
•Software services: Annual recurring revenue (ARR) increased approximately 12%, driven by continued SaaS client conversions and implementations
•Investment Management:
◦Record quarterly SPYM ETF inflows: #1 asset gathering ETF globally
◦Expanded capabilities with 57 new products and solutions
◦Earned 4 awards at the 2026 ETF.com Awards for ALLW and PRIV
◦Continued momentum and market share gains in U.S. Low-Cost ETF suite and positive momentum across U.S. Fixed Income, U.S. Sectors, and EMEA
•Markets: Integrated liquidity and financing solutions driving strong client volumes; Record FX trading volumes up 25%, average securities on loan up 20%

Revenue
•Total revenue increased 16%, driven by higher Fee revenue, Net Interest Income (NII), and the impact of currency translation
•Fee revenue increased 15%, reflecting broad-based strength across the franchise
◦Servicing fees increased 11%
◦Management fees increased 23%(b)
◦FX trading services increased 29%(b)
◦Securities finance increased 2%
◦Software services increased 7%(b)
◦Other fee revenue increased 8%(b)
•NII increased 17%, primarily driven by an increase of 16 basis points in Net Interest Margin (NIM) and a 1% increase in average interest-earning assets

(a) See the "In This News Release" section for explanations of AUC/A, new servicing fee revenue wins and revenue to be installed, and Software services ARR.
(b) In the first quarter of 2026, revenue related to distribution and marketing activities was reclassified from Foreign exchange trading services to Management fees. Additionally, Lending related and other fees, previously recognized within Software and processing fees, was reclassified to Other fee revenue, and the Software and processing fees caption has been changed to Software services. Prior-period amounts have been reclassified to conform to the current presentation. These reclassifications had no impact on Total fee revenue, Total revenue or Net income, on either a consolidated or line of business basis.

Expenses(a)
•Total expenses increased 15%, reflecting the impact of notable items this quarter. Excluding notable items, total expenses increased 9%, driven primarily by higher revenue-related costs, continued investments, and the negative impact of currency translation
◦Compensation and employee benefits increased 14%, and excluding notable items, increased 8%(b)
◦Information systems and communications increased 28%, and excluding notable items, increased 18%(c)
◦Transaction processing services increased 10%
◦Occupancy decreased 2%, and excluding notable items, decreased 3%(d)
◦Other expenses increased 6%
Notable items

(Dollars in millions, except EPS amounts)	1Q26	4Q25	1Q25

Repositioning charges(e)	$(89)	$(226)	$—
Client rescoping	(41)	—	—

Other notable items (net)(f)	—	20	—

Total notable items (pre-tax)	$(130)	$(206)	$—

Income tax impact from notable items	(32)	(49)	—

EPS impact	$(0.35)	$(0.55)	$—

•Repositioning charges of $89 million in 1Q26 represents a $79 million charge reflected in Compensation and employee benefits primarily from workforce rationalization and a $1 million charge reflected in Occupancy costs associated with real estate footprint optimization. Additional Repositioning charges include $9 million of operating model changes reflected in Information systems and communications
•Client rescoping of $41 million reflected in Information systems and communications
Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 10.6% decreased 0.4% points compared to 1Q25 primarily due to continued capital return and higher risk-weighted assets (RWA) driven by the impact of markets, partially offset by capital generated from earnings, and decreased 1.0% point compared to 4Q25, primarily due to a normalization in RWA from episodically low levels in the prior quarter, the impact of markets, and continued capital return, partially offset by capital generated from earnings
•Liquidity coverage ratio (LCR) for State Street Corporation was approximately 106%, and LCR for State Street Bank and Trust was approximately 139%
•In 1Q26, State Street returned a total of $633 million of capital to common shareholders, including $400 million of share repurchases and $233 million (or $0.84 per share) of declared dividends

(a) See the "1Q26 Highlights" section for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.
(b) GAAP Compensation and employee benefits expenses of $1,441 million in 1Q26 included a notable item primarily from workforce rationalization of $79 million. Excluding this notable item, adjusted 1Q26 Compensation and employee benefits of $1,362 million increased 8% compared to GAAP 1Q25 Compensation and employee benefits of $1,262 million.
(c) GAAP Information systems and communications expenses of $637 million in 1Q26 included notable items from a client rescoping and operating model changes of $50 million. Excluding these notable items, adjusted 1Q26 Information systems and communications expenses of $587 million increased 18% compared to GAAP 1Q25 Information systems and communications expenses of $497 million.
(d) GAAP Occupancy expenses of $101 million in 1Q26 included a notable item related to real estate footprint optimization of $1 million. Excluding this notable item, adjusted 1Q26 Occupancy expenses of $100 million decreased 3% compared to GAAP 1Q25 Occupancy expenses of $103 million.
(e) 4Q25 Repositioning charges of $226 million represents a $111 million charge reflected in Compensation and employee benefits primarily from workforce rationalization and a $69 million charge reflected in Occupancy costs associated with real estate footprint optimization. Additional Repositioning charges included operating model changes of $24 million and $22 million reflected in Information systems and communications and Other expenses, respectively.
(f) 4Q25 Other notable items (net) of $20 million reflected in Other expenses associated with FDIC special assessment release of $60 million, partially offset by $40 million in Legal and related costs.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	1Q26	4Q25	1Q25	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$18,338	$17,997	$15,430	2%	19%
Mutual funds	13,309	13,518	12,143	(2)	10
Pension products	10,912	10,452	9,377	4	16
Insurance and other products	11,956	11,833	9,783	1	22
Total Assets Under Custody and/or Administration	$54,515	$53,800	$46,733	1%	17%
By asset class:
Equities	$32,243	$31,879	$27,508	1%	17%
Fixed-income	14,030	13,830	11,900	1	18
Short-term and other investments(2)	8,242	8,091	7,325	2	13
Total Assets Under Custody and/or Administration	$54,515	$53,800	$46,733	1%	17%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.
(2) Short-term and other investments includes derivatives, cash and cash equivalents and other instruments.

INVESTMENT MANAGEMENT AUM
The following tables present 1Q26 activity in AUM by asset class, geography, vehicle, and strategy.

(Dollars in billions)	Balance as of December 31, 2025	Net Asset Flows	Market Appreciation / (Depreciation)	Foreign Exchange Impact	Total Market and Foreign Exchange Impact	Balance as of March 31, 2026
By Asset Class(1)
Equity	$3,589	$2	$(94)	$(1)	$(95)	$3,496
Fixed-Income	734	28	(3)	(3)	(6)	756
Cash(2)	570	8	3	—	3	581
Multi-Asset	501	12	(6)	(4)	(10)	503
Alternative Investments(3)	271	(1)	14	—	14	284
Total Assets Under Management	$5,665	$49	$(86)	$(8)	$(94)	$5,620

By Geography(1)(4)
Americas	$4,155	$10	$(56)	$(1)	$(57)	$4,108
Europe/Middle East/Asia	841	29	(15)	(10)	(25)	845
Asia-Pacific	669	10	(15)	3	(12)	667
Total Assets Under Management	$5,665	$49	$(86)	$(8)	$(94)	$5,620

By Vehicle(1)
ETF	$1,951	$25	$(36)	$—	$(36)	$1,940
Separately Managed Accounts	2,127	30	(30)	(7)	(37)	2,120
Other Commingled Funds	1,587	(6)	(20)	(1)	(21)	1,560
Total Assets Under Management	$5,665	$49	$(86)	$(8)	$(94)	$5,620

By Strategy(1)
Index Strategies and Solutions:
ETFs	$1,936	$25	$(35)	$—	$(35)	$1,926
Other Index	2,986	13	(53)	(8)	(61)	2,938
Total Index Strategies and Solutions	4,922	38	(88)	(8)	(96)	4,864
Active, Alternatives and Other	173	3	(1)	—	(1)	175
Cash(2)	570	8	3	—	3	581
Total Assets Under Management	$5,665	$49	$(86)	$(8)	$(94)	$5,620

(1) Our AUM disclosures have been updated to more closely reflect the investment strategies and capabilities within the Investment Management business. AUM disclosures are now organized around Index; Active, Alternatives and Other Strategies; and Cash. We have retained the supplemental views of AUM, including, but not limited to, views by asset class and by geography.
(2) Includes both floating- and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(3) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(4) Geographic mix is based on client location or fund management location.

(Dollars in billions)	1Q26	4Q25	3Q25	2Q25	1Q25
Beginning balance	$5,665	$5,446	$5,117	$4,665	$4,715
Net Asset Flows:
Index Strategies and Solutions:
ETFs	25	51	38	15	—
Other Index	13	14	(7)	81	(12)
Total Index Strategies and Solutions	38	65	31	96	(12)
Active, Alternatives and Other	3	(4)	(15)	(13)	(2)
Cash	8	24	10	(1)	1
Total Flows, net	49	85	26	82	(13)
Market Appreciation/(Depreciation)	(86)	148	310	318	(65)
Foreign Exchange Impact	(8)	(14)	(7)	52	28
Total Market and Foreign Exchange Impact	(94)	134	303	370	(37)

Ending balance	$5,620	$5,665	$5,446	$5,117	$4,665

Memo: ETF Total Flows, net	$25	$51	$37	$15	$1

REVENUE

(Dollars in millions)	1Q26	4Q25	1Q25	% QoQ		% YoY
Servicing fees	$1,409	$1,388	$1,275	1.5%		10.5%
Management fees(1)	724	717	587	1.0		23.3
Foreign exchange trading services(1)	435	350	337	24.3		29.1
Securities finance	116	127	114	(8.7)		1.8
Software services(1)	169	163	158	3.7		7.0
Other fee revenue(1)	107	117	99	(8.5)		8.1
Total fee revenue	$2,960	$2,862	$2,570	3.4%		15.2%

Net interest income	835	802	714	4.1%		16.9%
Other income	1	3	—	(66.7)%		nm
Total Revenue	$3,796	$3,667	$3,284	3.5%		15.6%

Net interest margin (FTE)(a)	1.16%	1.10%	1.00%	6	bps	16	bps
(1) In the first quarter of 2026, revenue related to distribution and marketing activities was reclassified from Foreign exchange trading services to Management fees. Additionally, Lending related and other fees, previously recognized within Software and processing fees, was reclassified to Other fee revenue, and the Software and processing fees caption has been changed to Software services. Prior-period amounts have been reclassified to conform to the current presentation. These reclassifications had no impact on Total fee revenue, Total revenue or Net income, on either a consolidated or line of business basis.
(a) Net interest margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 11% compared to 1Q25 and increased 2% compared to 4Q25, primarily driven by higher average market levels and the benefit of currency translation, plus organic growth.

Management fees increased 23% compared to 1Q25, driven by higher average market levels and net inflows. Management fees increased 1% compared to 4Q25, driven by net inflows and higher average market levels, partially offset by lower day count.

Foreign exchange trading services increased 29% compared to 1Q25 primarily due to higher volumes. Foreign exchange trading services increased 24% compared to 4Q25, driven by higher volumes and higher spreads associated with an increase in currency volatility.

Securities finance increased 2% compared to 1Q25, largely driven by higher client lending balances. Securities finance decreased 9% compared to 4Q25, reflecting lower day count and a reduction in U.S. Equity specials.

Software services increased 7% compared to 1Q25, primarily due to higher Professional services and Software and data revenues. Software services increased 4% compared to 4Q25, largely due to higher On-premises revenues, partially offset by lower Professional services revenues.
Other fee revenue increased 8% compared to 1Q25, primarily due to FX-related adjustments and market-related adjustments, partially offset by lower lending-related and other fees. Other fee revenue decreased 9% compared to 4Q25, primarily due to lower lending-related and other fees.

Net interest income increased 17% compared to 1Q25, primarily driven by an increase of 16 basis points in NIM and a 1% increase in average interest-earning assets. Net interest income increased 4% compared to 4Q25, primarily driven by an increase of 6 basis points in NIM and a 1% increase in average interest-earning assets.

Total revenues were positively impacted by currency translation of $63 million and $9 million compared to 1Q25 and 4Q25, respectively.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	1Q26	4Q25	1Q25	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$203	$201	$183	1.0%	10.9%
Provision for credit losses	16	8	12	nm	33.3
Charge-offs	(40)	(6)	(9)	nm	nm
Ending Balance	$179	$203	$186	(11.8)%	(3.8)%
Total provision for credit losses was $16 million in 1Q26, primarily reflecting provisions for certain commercial loans and the evolving macroeconomic environment.

EXPENSES

(Dollars in millions)	1Q26	4Q25	1Q25	% QoQ		% YoY
Compensation and employee benefits	$1,441	$1,331	$1,262	8.3%		14.2%
Information systems and communications	637	557	497	14.4		28.2
Transaction processing services	283	256	258	10.5		9.7
Occupancy	101	173	103	(41.6)		(1.9)
Other	349	424	330	(17.7)		5.8
Total Expenses	$2,811	$2,741	$2,450	2.6%		14.7%
Total expenses, excluding notable items(1)	$2,681	$2,535	$2,450	5.8%		9.4%

Effective tax rate	21.2%	18.6%	21.7%	2.6%	pts	(0.5)%	pts
(1) See "1Q26 Highlights" in this news release for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.

Compensation and employee benefits(a) increased 14% compared to 1Q25, mainly due to the repositioning charge this quarter, performance-based incentive compensation, merit increases, and the impact of currency translation. Excluding notable items, Compensation and employee benefits increased 8% compared to 1Q25, mainly due to performance-based incentive compensation, merit increases, and the impact of currency translation. Compensation and employee benefits increased 8% compared to 4Q25, primarily driven by seasonal expenses, partially offset by a lower repositioning charge this quarter. Excluding notable items, Compensation and employee benefits increased 12% compared to 4Q25, primarily driven by seasonal expenses and contractor spend.

Information systems and communications(b) increased 28% compared to 1Q25 and increased 14% compared to 4Q25, primarily due to notable items this quarter and higher technology and infrastructure investments. Excluding notable items, Information systems and communications increased 18% compared to 1Q25 and increased 10% compared to 4Q25, largely related to higher technology and infrastructure investments.

Transaction processing services increased 10% compared to 1Q25 and increased 11% compared to 4Q25, reflecting higher revenue related sub-custody costs.

Occupancy(c) decreased 2% compared to 1Q25, driven by footprint optimization. Excluding notable items, Occupancy decreased 3% compared to 1Q25. Occupancy decreased 42% compared to 4Q25, due to the absence of a prior period notable item. Excluding notable items, Occupancy decreased 4% compared to 4Q25, largely driven by footprint optimization.

Other expenses(d) increased 6% compared to 1Q25, largely reflecting higher revenue-related expenses and marketing costs. Other expenses decreased 18% compared to 4Q25, mainly due to lower marketing costs and professional fee spend. Excluding notable items, Other expenses decreased 17% compared to 4Q25.

Total expenses were negatively impacted by currency translation of $52 million and $5 million compared to 1Q25 and 4Q25, respectively.

(a) GAAP Compensation and employee benefits expenses of $1,441 million in 1Q26 included a notable item primarily from workforce rationalization of $79 million. GAAP Compensation and employee benefits expenses of $1,331 million in 4Q25 included a notable item related to a repositioning charge of $111 million primarily from workforce rationalization. Excluding these notable items, adjusted 1Q26 Compensation and employee benefits of $1,362 million increased 8% compared to GAAP 1Q25 Compensation and employee benefits of $1,262 million and increased 12% compared to adjusted 4Q25 Compensation and employee benefits of $1,220 million.
(b) GAAP Information systems and communications expenses of $637 million in 1Q26 included notable items from a client rescoping and operating model changes of $50 million. GAAP Information systems and communications expenses of $557 million in 4Q25 included a notable item related to operating model changes of $24 million. Excluding these notable items, adjusted 1Q26 Information systems and communications of $587 million increased 18% compared to GAAP 1Q25 Information systems and communications expenses of $497 million and increased 10% compared to adjusted 4Q25 Information systems and communications expenses of $533 million.
(c) GAAP Occupancy expenses of $101 million in 1Q26 included a notable item related to real estate footprint optimization of $1 million. GAAP Occupancy expenses of $173 million in 4Q25 included a notable item related to a charge of $69 million associated with real estate footprint optimization. Excluding these notable items, adjusted 1Q26 Occupancy expenses of $100 million decreased 3% compared to GAAP 1Q25 Occupancy expenses of $103 million and decreased 4% compared to adjusted 4Q25 Occupancy expenses of $104 million.
(d) GAAP Other expenses of $424 million in 4Q25 included notable items related to an FDIC special assessment release of $60 million, legal and related costs of $40 million, and a charge related to operating model changes of $22 million. Excluding these notable items, GAAP 1Q26 Other expenses of $349 million decreased 17% compared to adjusted 4Q25 Other expenses of $422 million.

TAXES(a)
The effective tax rate of 21.2% in 1Q26 decreased from 21.7% in 1Q25, primarily due to higher stock-based compensation benefits this quarter, and increased from 18.6% in 4Q25 due to lower discrete benefits this quarter. Excluding the impact of notable items, the effective tax rate of 21.6% in 1Q26 was roughly flat compared to 21.7% in 1Q25 and increased from 19.6% in 4Q25 due to lower discrete tax benefits this quarter.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	1Q26	4Q25	1Q25
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	10.6%	11.6%	11.0%
Tier 1 capital ratio	13.1	14.4	13.8
Total capital ratio	14.5	16.1	15.3

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	12.5	13.0	12.6
Tier 1 capital ratio	15.5	16.1	15.7
Total capital ratio	17.0	17.7	17.3

Tier 1 leverage ratio	5.4	5.5	5.5
Supplementary leverage ratio (SLR)	6.3	6.5	6.5

Liquidity coverage ratio (LCR)(1)	106%	106%	106%
LCR - State Street Bank and Trust(1)	139%	143%	139%
(1) See the "In This News Release" section for further details on LCR and differences in the calculation between State Street Corporation and State Street Bank and Trust.
Standardized capital ratios were binding for all periods included above.

CET1 (Standardized) ratio at quarter-end of 10.6% decreased 0.4% points compared to 1Q25 primarily due to continued capital return and higher RWA driven by the impact of markets, partially offset by capital generated from earnings, and decreased 1.0% point compared to 4Q25, primarily due to a normalization in RWA from episodically low levels in the prior quarter, the impact of markets, and continued capital return, partially offset by capital generated from earnings.

Tier 1 leverage ratio at quarter-end of 5.4% decreased 0.1% points compared to 1Q25 and decreased 0.1% points compared to 4Q25, largely due to continued capital return and higher average balance sheet levels, partially offset by capital generated from earnings.

SLR at quarter-end of 6.3% decreased 0.2% points compared to 1Q25 and decreased 0.2% points compared to 4Q25, primarily due to continued capital return and higher leverage exposure, partially offset by capital generated from earnings.

LCR for State Street Corporation was approximately 106%, flat compared to 1Q25 and 4Q25. LCR for State Street Bank and Trust was approximately 139%, flat compared to 1Q25 and down 4% points from 4Q25.

(a) See the "1Q26 Highlights" section for a listing of notable items. Ex-notables and some other metrics (e.g., ROTCE) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Friday, April 17, 2026, at 11:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (805) 309-0220. The Participant Passcode is 68683#.

Recorded replay of the conference call will be available on the website beginning approximately two hours after the call's completion. The replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under “Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 1Q26, State Street expects to publish its updates during the period beginning today and ending on or about May 10, 2026 and on or about May 15, 2026 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $54.5 trillion in assets under custody and/or administration and $5.6 trillion* in assets under management as of March 31, 2026, State Street operates globally in more than 100 geographic markets and employs approximately 51,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of March 31, 2026 includes approximately $184 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Investment Management are affiliated.

IN THIS NEWS RELEASE:
•In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents certain financial information on a basis that excludes or adjusts one or more items from GAAP. This latter basis is a non-GAAP presentation. In general, our non-GAAP financial results adjust selected GAAP-basis financial results to exclude the impact of revenue and expenses outside of State Street’s normal course of business or other notable items, such as acquisition and restructuring charges, repositioning charges, gains/losses on sales, as well as, for selected comparisons, seasonal items. For example, we sometimes present expenses on a basis we may refer to as “expenses ex-notable items", which exclude notable items and, to provide additional perspective on both prior year quarter and sequential quarter comparisons, may also exclude seasonal items. Management believes that this presentation of financial information facilitates an investor's further understanding and analysis of State Street's financial performance and trends with respect to State Street’s business operations from period-to-period, including providing additional insight into our underlying margin and profitability. In addition, Management may also provide additional non-GAAP measures. For example, we may sometimes present ratios, such as return on tangible common equity, based on an adjusted common shareholder equity metric, "tangible common equity", which reflects a reduction (net of deferred taxes) for goodwill and other intangible assets, as we believe this presentation provides additional context about our use of equity. As an additional example, we may present revenue and expense measures on a constant currency basis to identify the significance of changes in foreign currency exchange rates (which often are variable) in period-to-period comparisons. This presentation represents the effects of applying prior period weighted average foreign currency exchange rates to current period results. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. Refer to the Addendum included with this News Release for reconciliations of our non-GAAP financial information. To access the Addendum go to http://investors.statestreet.com and click on “Filings & Reports – Quarterly Results”.
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Servicing fee revenue wins (i.e., "sales") and backlog (i.e., "to be installed") represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period, which may include anticipated servicing-related revenues associated with acquisitions or structured transactions, based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new investment servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new investment servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. No servicing fees are recognized until the point in the future when we begin performing the associated services with respect to the relevant AUC/A. Both AUC/A and servicing fee revenue, when presented on a "backlog" or "to be installed" basis, are presented as of period-end. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New investment servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, consents or assignments, approval of applicable boards and shareholders, customary regulatory approvals or other conditions, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New investment servicing mandates and servicing assets/fees remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose or anonymously disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new investment servicing mandates and reflected in servicing assets/fees remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis based on factors present on or about the time we determine the business to be won by us and are not updated based on subsequent developments, including changes in assets, market valuations, scope and, potentially termination. Such assets therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new investment servicing and investment management mandates may be reflected in our AUC/A and AUM as of any particular date specified. AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels. Levels of AUC/A, AUC/A to be installed, Servicing fee wins to be installed and AUM are always presented as of the end of the relevant period, unless otherwise specifically noted.
•Software services ARR, an operating metric, is calculated by annualizing current quarter revenue for CRD and CRD for Private Markets and includes the annualized amount of most software and data revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include software and data brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-premises software. Software services ARR was $373 million, $418 million, and $418 million in 1Q25, 4Q25, and 1Q26, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced in this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 1Q26. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•State Street Bank and Trust's (SSBT) LCR is significantly higher than State Street Corporation's (SSC) LCR, primarily due to application of the transferability restriction in the U.S. LCR Final Rule to the calculation of SSC’s LCR. This restriction limits the amount of HQLA held at SSC’s principal banking subsidiary, SSBT, and available for the calculation of SSC’s LCR to the amount of net cash outflows of SSBT. This transferability restriction does not apply in the calculation of SSBT’s LCR, and therefore SSBT’s LCR reflects the full benefit of all of its HQLA holdings.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Year-over-year (YoY) is the current period compared to the same period a year ago. Quarter-over-quarter (QoQ) is a sequential quarter comparison.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “outlook,” “priority,” “will,” “expect,” “intend,” “aim,” “outcome,” “future,” “strategy,” “pipeline,” “trajectory,” “target,” “guidance,” “objective,” “plan,” “forecast,” “believe,” “anticipate,” “estimate,” “seek,” “may,” “trend,” and “goal,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, changes in U.S. trade or other policies or those policies of other nations, the ongoing conflicts in Ukraine and in the Middle East, major political shifts domestically or internationally (including the potential for retaliatory actions by governments, market participants or clients based on diverging perspectives or otherwise and, separately, the recent shutdown of the U.S. federal government), actions taken by central banks in an attempt to address prevailing economic conditions, changes in monetary policy or periods of significant volatility in the markets for equity, fixed income and other asset classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and those related to wealth servicing, alternative investment management or digital assets or incorporating artificial intelligence, may impose costs on us, involve dependencies on third parties and may expose us to increased risks;
•Our business may be negatively affected by risks associated with strategic initiatives we are undertaking to enhance the effectiveness, including the adoption or integration of new technologies such as artificial intelligence, and efficiency of our operations and of our cybersecurity and technology infrastructure or by our failure to meet the related, resiliency or other expectations of our clients and regulators, or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Our risk management framework, models and processes may not be effective in identifying or mitigating risk and reducing the potential for related losses, and a failure or circumvention of our controls and procedures, or errors or delays in our operational and transaction processing, or those of third parties, could have an adverse effect on our business, financial condition, operating results and reputation;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, changes in prevailing interest rates or market conditions have led, and were they to persist or occur in the future could further lead, to decreases in our NII or to portfolio management decisions resulting in reductions in our capital or liquidity ratios;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to and may decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix, as well as the timing of new business onboarding;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•Our return of capital to shareholders through common share repurchases and common stock dividends may be variable and is subject to various business and financial factors and regulatory requirements and approvals of our Board of Directors;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory requirements and considerations, including capital, credit and liquidity;
•We face extensive and changing government regulation and supervision in the U.S. and non-U.S. jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;

•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased and conflicting political, regulatory and client scrutiny of investment management, stewardship and sustainable investment strategies and services offered;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•Shifting and maintaining operational activities to non-U.S. jurisdictions, changing our operating model, and outsourcing to, or insourcing from, third parties expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' or clients' information technology systems or facilities, such as cyber-attacks or other disruptions to our or their operations, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to increased operational risk, pricing and performance risk;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business, financial condition, operating results and regulatory compliance, and lapses in disclosure controls and procedures or internal control over financial reporting could occur, any of which could result in material harm;
•Our reputation and business prospects may be damaged if investors in the collective investment pools we sponsor or manage incur substantial losses in these investment pools or are restricted in redeeming their interests in these investment pools;
•The impacts of global regulatory requirements and expectations, shifting client preferences, and disclosure requirements related to climate risks and sustainability standards could adversely affect us; and
•We may incur losses or face negative impacts on our business as a result of unforeseen events, including terrorist attacks, geopolitical events, acute or chronic physical risk events, including natural disasters, pandemics, global conflicts, or a banking crisis, which may have a negative impact on our business and operations.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2025 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.